As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-124015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

Veolia Environnement
(Exact name of Registrant as specified in its charter)

France (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

36/38, avenue Kléber
75116 Paris, France
+33 1 71 75 00 75

(Address of Registrant’s principal executive offices)

________________________

2001 Share Subscription Option Plan

2002 Share Subscription Option Plan

2003 Share Subscription Option Plan

2004 Share Subscription Option Plan

(Full title of the plan)

________________________

Terri Anne Powers

Director, North American Investor Relations

Veolia Environnement

200 East Randolph St., Suite 7900 Chicago, IL 60601

Office: 312-552-2890

(Name, address and telephone number of agent for service)

with copies to: Eric Haza Group Chief Legal Officer Veolia Environnement 36-38, avenue Kléber 75116 Paris-France Office:+33 1 71 75 00 75

DEREGISTRATION OF UNSOLD SECURITIES

On April 12, 2005, Veolia Environnement (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement 333-124015) (the “Form S-8”) registering 2,199,174 Ordinary Shares to be issued to participants under the 2001 Share Subscription Option Plan, the 2002 Share Subscription Option Plan, the 2003 Share Subscription Option Plan and the 2004 Share Subscription Option Plan (the “Plans”).

On December 1, 2014, the Registrant announced its intention to delist its American Depositary Shares and Ordinary Shares from the New York Stock Exchange (NYSE) and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934.

As a result, the Registrant decided to terminate the registration of the Ordinary Shares under the Plans, effective as of the date hereof, thereby ceasing to offer and sell Ordinary Shares under the Plans pursuant to the Form S-8.

In addition, the 2001 Share Subscription Option Plan, 2002 Share Subscription Option Plan, 2003 Share Subscription Option Plan and 2004 Share Subscription Option Plan have expired, and pursuant to the Registrant’s undertaking in Item 9 of Part II of this Registration Statement, this Post-Effective Amendment No. 1 to Registration Statement No. 333-124015 is being filed in order to deregister all Ordinary Shares registered under the Form S-8 remaining unsold under the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on December 11, 2014.

By:	/s/ Antoine Frérot
Name:	Antoine Frérot
Title:	Chairman & Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mr. Antoine Frérot and Mr. Philippe Capron his or her true and lawful attorney-in-fact- and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and to file a Registration Statement on Form S-8 (or such other Form as may be appropriate) in connection with the registration of Ordinary Shares of the Registrant and any and all amendments (including post-effective amendments) to any such Registration Statement on Form S-8 with the Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Antoine Frérot Antoine Frérot	Chief Executive Officer, Director and Chairman of the Board of Directors	December 11, 2014

/s/ Philippe Capron Philippe Capron	Chief Finance Officer (Principal Financial Officer and Principal Accounting Officer)	December 11, 2014
/s/ Louis Schweitzer Louis Schweitzer	Director	December 11, 2014

/s/ Jacques Aschenbroich Jacques Aschenbroich	Director	December 11, 2014

/s/ Maryse Aulagnon Maryse Aulagnon	Director	December 11, 2014

/s/ Daniel Bouton	Director	December 11, 2014
Daniel Bouton

_________________________________ Caisse des dépôts et consignations, represented by Olivier Mareuse	Director

_______________________ Pierre-André de Chalendar	Director

/s/ Georges Ralli Groupama SA, represented by Georges Ralli	Director	December 11, 2014
/s/ Marion Guillou Marion Guillou	Director	December 11, 2014
/s/ Serge Michel Serge Michel	Director	December 11, 2014
/s/ Baudouin Prot Baudouin Prot	Director	December 11, 2014
/s/ Khaled Mohamed Ebrahim Al Sayed Qatari Diar Real Estate Investment Company, represented by Khaled Mohamed Ebrahim Al Sayed	Director	December 11, 2014
/s/ Nathalie Rachou Nathalie Rachou	Director	December 11, 2014
/s/ Paolo Scaroni Paolo Scaroni	Director	December 11, 2014
/s/ Pavel Páša Pavel Páša	Director representing the employee shareholders	December 11, 2014

/s/ Pierre Victoria Pierre Victoria	Director representing the employee shareholders	December 11, 2014
/s/ Terri Anne Powers Terri Anne Powers	Authorized Representative in the United States	December 18, 2014